CONTACT:	C.R. Cloutier or Teri S. Stelly
TELEPHONE:	(337) 237-8343
RELEASE DATE:	January 29, 2009

MidSouth Bancorp, Inc. Reports Fourth Quarter 2008 Earnings
Lafayette, La.

Lafayette, La. January 29 2009  MidSouth Bancorp, Inc. (NYSE Alternext: MSL) today reported earnings of $1,064,000 for the fourth quarter ended December 31, 2008, a 42.7% decrease from earnings of $1,857,000 for the third quarter of 2008, and a decrease of 43.8% from earnings of $1,894,000 for the fourth quarter of 2007.  Diluted earnings per share for the fourth quarter of 2008 were $0.16 per share, a decrease of 42.9% from $0.28 per share for the third quarter of 2008 and the fourth quarter of 2007.

For the year ended December 31, 2008, earnings totaled $5,537,000, a 36.9% decrease from earnings of $8,776,000 for the year ended December 31, 2007.  Diluted earnings per share were $0.83 for 2008, compared to $1.32 for 2007.

The decrease in earnings for the fourth quarter of 2008 compared to the fourth quarter of 2007 is primarily attributable to a $1,475,000 increase in provisions for loan losses and a $783,000 increase in non-interest expenses related to franchise growth, partially offset by an increase in revenues.  The decrease in earnings in year-to-date comparison is primarily attributable to a $5,340,000 increase in non-interest expenses related to franchise growth and a $3,380,000 increase in provisions for loan losses.  A $1,829,000 decrease in provisions for income taxes and improvement in non-interest income of $869,000 reduced the impact of the increased expenses in year-to-date comparisons.

Fourth quarter 2008 results were positively impacted by a lower effective tax rate that reduced income tax expense by $799,000 compared to the fourth quarter of 2007.  The lower effective tax rate resulted from decreased earnings due to the $1,475,000 increase in the provision for loan losses combined with sustained interest income from tax exempt municipal securities within the investment portfolio.  Additionally, the Work Opportunity Tax Credit was applied to the tax expense in the fourth quarter of 2008 for the year ended December 31, 2008, which reduced the expense by $149,000.

The Company’s total assets ended the fourth quarter of 2008 at $936.8 million, a 9.7% increase over the $854.1 million in total assets recorded at December 31, 2007.  Deposits were $766.7 million as of December 31, 2008, compared to $733.5 million on December 31, 2007, an increase of $33.2 million, or 4.5%.  Total loans were $609.0 million, an increase of $39.5 million, or 6.9%, over the $569.5 million reported as of December 31, 2007.  Increased lending activity in the fourth quarter resulted in growth of $29.5 million in linked-quarter comparison.  The Company funded the loan growth primarily with borrowings from the Federal Reserve Bank Discount Window, correspondent bank borrowing lines, and cash flows from investment securities.  On January 9, 2009, the Company’s participation in the Capital Purchase Plan of the U. S. Treasury offered under the Emergency Economic Stabilization Act of 2008 added $20.0 million in liquidity and capital for the purpose of funding loans and managing deposit fluctuations.

C. R. “Rusty” Cloutier, President and Chief Executive Officer, commenting on plans for the $20.0 million from the Capital Purchase Plan, said “We want to deliver the message that we’re in the business of lending money.  We’re conducting Town Hall meetings in our markets to bring the message that we will do everything in our power to encourage and support economic expansion in every market we serve. We recognize that small business is what drives our economy and we want to provide the funding for that drive.”

Fourth quarter 2008 earnings were impacted by a $2,000,000 provision for loan losses, compared to $500,000 in 2008’s third quarter and $525,000 in the fourth quarter of 2007.  The increase in the provision for loan loss in linked quarter comparison was due primarily to a downgrade in the credit quality of a $5.7 million shared national participation credit funded in the Company’s Baton Rouge market.  Additionally, the $29.5 million increase in total loans and a $685,000 increase in net charge-offs reported for the fourth quarter of 2008 contributed to the increased provision expense. Of the $685,000 in net charge-offs reported, $331,000 was consumer credits, including indirect auto financing and credit card losses, reflective of the current economic environment.

“We are seeing the effect of current economic conditions translate into increased charge-off activity in our loan portfolio,” said Cloutier.  “Accordingly, we have increased the provision for loan losses to cover that activity.  On a positive note, despite the challenging interest rate environment, we have maintained a stable net interest margin and core deposit base.  Our balance sheet remains strong, liquid, and well-capitalized and we remain committed to providing sound financial services that are in the best interest of our customers and shareholders.”

Nonperforming loans for the fourth quarter of 2008 increased $7.8 million compared to the fourth quarter of 2007 and $1.2 million compared to the third quarter of 2008. The increase in prior year comparison was primarily due to a $7.4 million loan relationship in the Baton Rouge market placed on nonaccrual during the third quarter.  The credit was recognized as a potential problem loan relationship in the second quarter of 2008 and has been continually monitored by the Company’s risk management officers.  The addition of the $7.4 million credit to nonperforming loans brought the ratio of nonperforming assets to total assets to 1.17% for the fourth quarter of 2008, compared to 0.35% for the fourth quarter of 2007.

Quarterly revenues for the Company, defined as net interest income and non-interest income, increased $629,000, or 4.7%, for the fourth quarter of 2008 compared to the fourth quarter of 2007.   The improvement in revenues resulted in part from an increase of $606,000 in net interest income, driven by a lower cost of interest-bearing liabilities.  Interest expense decreased $1,651,000 for the three months ended December 31, 2008, as compared to the same period ended December 31, 2007, as the Company adjusted deposit rates in response to the 175 basis point drop in interest rates by the Federal Open Market Committee (“FOMC”) over the fourth quarter of 2008.  The decrease in interest expense from the adjustment in deposit rates offset decreased interest income on loans resulting from variable loan rates adjusting down with changes in New York Prime (“Prime”).

Non-interest income increased $23,000 in prior year quarterly comparison as increased ATM and debit card income offset decreases in mortgage banking fee income and service charge income, including income from insufficient funds fees (“NSF income”).  The improvement in revenues was offset by an increase in non-interest expense attributed primarily to increased occupancy expenses, losses on sale of other assets repossessed, and regulatory and consulting costs.

Earnings Analysis

Net Interest Income.  Net interest income totaled $10,219,000 for the fourth quarter of 2008, an increase of 6.3%, or $606,000, from the $9,613,000 reported for the fourth quarter of 2007.   The improvement in net interest income was due primarily to a lower cost of average interest-bearing liabilities.  The cost of average interest-bearing liabilities decreased 130 basis points, from 3.42% for the fourth quarter of 2007, to 2.12% for the fourth quarter of 2008.  The rate decrease was primarily attributable to a 124 basis point decrease in the cost of interest-bearing deposits, from 3.21% to 1.97%, as rates were lowered in response to FOMC rate cuts.

Interest income on earning assets decreased $1.0 million in quarterly comparison as the average earning asset yield dropped 111 basis points, from 7.80% at December 31, 2007 to 6.69% at December 31, 2008.  The reduction in yield partially offset a $71.1 million increase in the average volume of earning assets in quarterly comparison.  Interest income on loans decreased $1.3 million in quarterly comparison, as loan yields dropped 133 basis points to 7.49% at December 31, 2008, offsetting the impact of a $32.2 million increase in the average loan volume.  Interest income on investments and other interest-earning assets increased $362,000 as a result of a $33.6 million increase in the average volume of investments and a $10.9 million increase in average other interest-earning assets with yields of 4.93% and 3.29%, respectively.

Interest expense for the fourth quarter of 2008 decreased $1,651,000 in comparison to the fourth quarter of 2007.   Lower average rates paid on interest-bearing liabilities offset the impact of a $58.3 million increase in the average volume of interest-bearing liabilities in quarterly comparison.  The increase in average interest-bearing liabilities was primarily in time deposits and securities sold under agreements to repurchase.   The combination of the decreased loan yields and increased volume of interest-bearing liabilities, resulted in a 11 basis point decline in the taxable equivalent net interest margin.  The margin fell to 5.05% for the fourth quarter of 2008, from 5.16% for the fourth quarter of 2007.

Net interest income increased $2,783,000, or 7.6%, for the year ended December 31, 2008 compared to the year ended December 31, 2007.  The Company’s taxable equivalent net interest margin declined 17 basis points, from 5.10% at December 31, 2007 to 4.93% at December 31, 2008 in twelve month comparison.

In linked-quarter comparison, average earning assets increased $8.7 million as a $23.1 million increase in average loan volume was partially offset by a decrease in the average volume of federal funds sold and other interest earning deposits held in other banks.  Total interest-bearing liabilities increased $3.8 million due to a net increase of $7.4 million in other interest-bearing liabilities partially offset by a $3.6 million decrease in average interest-bearing deposits.  Rate reductions on the interest-bearing liabilities combined with volume increases in interest earning assets to net an improvement of $184,000 in net interest income and a 4 basis point increase in the taxable equivalent net yield on earning assets, from 5.01% for the third quarter of 2008 to 5.05% for the fourth quarter of 2008.

Non-interest income.  Non-interest income for the fourth quarter of 2008 totaled $3.8 million, 5.7% below the $4.0 million earned in the third quarter of 2008 and 0.6% above the $3.7 million earned in the fourth quarter of 2007.  The decrease in linked-quarter comparison resulted primarily from an $189,000 decrease in service charges on deposit accounts, primarily NSF income.  In prior-year quarterly comparison, debit card and ATM transaction fees increased $211,000.  These increases were partially offset by a $69,000 decrease in NSF income and a $93,000 decrease in mortgage processing fee income.

For the year ended December 31, 2008, non-interest income increased $869,000, or 6.1%, above non-interest income earned for the year ended December 31, 2007, primarily due to increases of $383,000 in service charges on deposit accounts, $635,000 in debit card and ATM transaction fee income, and a $131,000 one-time payment recorded in other non-interest income in the first quarter of 2008 related to VISA’s mandatory redemption of a portion of its Class B shares outstanding in connection with an initial public offering.  These increases were partially offset by a decrease of $205,000 in mortgage processing fee income.

Non-interest expense.  Non-interest expense increased $783,000 in prior-year quarterly comparison, $117,000 in linked-quarter comparison, and $5.3 million in year-to-date comparison.  In prior-year quarterly comparison, occupancy expenses increased $477,000.   The increase was primarily attributable to the addition of three retail banking locations that resulted in increased lease and depreciation expenses on buildings, improvements, furniture and equipment, combined with increased maintenance and utility costs.  Other increases were recorded in FDIC insurance premiums ($48,000), consulting and outsourcing costs ($84,000), and losses on sale of other assets repossessed ($168,000).

In linked-quarter comparison, decreases in salaries and benefits costs ($216,000) and consulting and outsourcing costs ($54,000) were partially offset by increased occupancy expenses ($123,000) and losses on sale of other assets repossessed ($109,000).  The decrease in salaries and benefits costs resulted primarily from reduced incentive compensation costs adjusted for lower earnings expectations for the fourth quarter of 2008.

Year-to-date 2008 comparison of non-interest expenses included increases in salaries and benefits costs ($1,004,000), occupancy expenses ($1,810,000), consulting and outsourcing costs ($589,000), marketing expenses ($419,000), FDIC insurance premiums ($349,000), data processing expenses ($287,000), and ATM and debit card processing fees ($267,000).

Asset Quality.  At December 31, 2008, nonperforming assets, including loans past due 90 days and over, totaled $11.0 million, or 1.17% of total assets, as compared to the $3.0 million, or 0.35% of total assets, recorded at December 31, 2007.  The increase in non-performing assets in prior-year comparison resulted primarily from an increase of $7.8 million in nonaccrual loans.  The majority of the increase in nonaccrual loans represents one large credit in the Baton Rouge market secured by real estate.  Annualized net year-to-date charge-offs were 0.40% of total loans at December 31, 2008 compared to 0.09 % at December 31, 2007.  The increase resulted from charge-offs totaling approximately $550,000 in indirect auto loans due to fraudulent activity, $707,000 in consumer loans, $776,000 in commercial, industrial and agricultural loans, and $591,000 in real estate and construction loans.  Management’s most recent analysis of the Allowance for Loan Losses (“ALL”) indicated that the ALL to total loans ratio of 1.25% was appropriate at December 31, 2008.

About MidSouth Bancorp

MidSouth Bancorp, Inc. is a bank holding company headquartered in Lafayette, Louisiana.  Through its wholly owned subsidiary, MidSouth Bank, N.A., the Company offers complete banking services to commercial and retail customers in south Louisiana and southeast Texas through its network of 35 locations and more than 170 ATMs.  The group is community oriented and focuses primarily on offering commercial and consumer loan and deposit services to individuals, small, and middle market businesses.

The south Louisiana region has 27 offices extending along the Interstate 10 corridor in south Louisiana located in Lafayette (9), Baton Rouge (3), New Iberia (3), Lake Charles (2), Sulphur, Jeanerette, Jennings, Thibodaux, Cutoff, Opelousas, Breaux Bridge, Cecilia, Morgan City, and Houma.

The southeast region of Texas currently has 1 loan production office in Conroe and 7 full-service banking facilities, which are located in Beaumont (3), Conroe, Houston, Vidor, and College Station.

The Company merged its two wholly owned banking subsidiaries, MidSouth Bank, N.A. (Louisiana) and MidSouth Bank Texas, N.A. into MidSouth Bank, N.A., at the end of the first quarter of 2008.  MidSouth Bancorp’s common stock is traded on the New York Stock Exchange Atlernext under the symbol MSL.

Forward Looking Statements

The Private Securities Litigation Act of 1995 provides a safe harbor for disclosure of information about a company’s anticipated future financial performance.  This act protects a company from unwarranted litigation if actual results differ from management expectations.  This press release reflects management’s current views and estimates of future economic circumstances, industry conditions, MidSouth’s performance and financial results.  A number of factors and uncertainties could cause actual results to differ from anticipated results and expectations.  These factors include, but are not limited to, factors identified in Management’s Discussion and Analysis under the caption “Forward Looking Statements” contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	For the Quarter Ended			For the Quarter Ended
	December 31,		%	September 30,	%
EARNINGS DATA	2008	2007	Change	2008	Change
Total interest income	$13,699	$14,744	-7.1%	$13,635	0.5%
Total interest expense	3,480	5,131	-32.2%	3,579	-2.8%
Net interest income	10,219	9,613	6.3%	10,056	1.6%
Provision for loan losses	2,000	525	281.0%	500	300.0%
Non-interest income	3,755	3,732	0.6%	3,981	-5.7%
Non-interest expense	11,352	10,569	7.4%	11,235	1.0%
Provision for income tax	(442)	357	-223.8%	445	-199.3%
Net income	$1,064	$1,894	-43.8%	$1,857	-42.7%

PER COMMON SHARE DATA
Basic earnings per share	$0.16	$0.29	-44.8%	$0.28	-42.9%
Diluted earnings per share	$0.16	$0.28	-42.9%	$0.28	-42.9%

Book value at end of period	$11.04	$10.41	6.1%	$10.65	3.7%
Market price at end of period	$12.75	$23.30	-45.3%	$16.40	-22.3%
Weighted avg shares outstanding
Basic	6,614,263	6,570,644	0.7%	6,614,054	0.0%
Diluted	6,633,143	6,638,199	-0.1%	6,674,841	-0.6%

AVERAGE BALANCE SHEET DATA
Total assets	$923,059	$850,172	8.6%	$916,628	0.7%
Earning assets	842,541	771,466	9.2%	833,810	1.0%
Loans and leases	595,765	563,612	5.7%	572,675	4.0%
Interest-bearing deposits	583,453	543,436	7.4%	587,053	-0.6%
Total deposits	776,201	726,221	6.9%	776,957	-0.1%
Total stockholders' equity	70,274	67,219	4.5%	71,767	-2.1%

SELECTED RATIOS	12/31/2008	12/31/2007		9/30/2008
Return on average assets	0.46%	0.88%	-47.7%	0.81%	-43.2%
Return on average total equity	6.02%	11.18%	-46.2%	10.29%	-41.5%
Return on average realized equity (1)	5.88%	11.01%	-46.6%	10.23%	-42.5%
Average equity to average assets	7.61%	7.91%	-3.8%	7.83%	-2.8%
Leverage capital ratio	8.38%	8.68%	-3.5%	8.42%	-0.5%
Taxable-equivalent net interest margin	5.05%	5.16%	-2.1%	5.01%	0.8%

CREDIT QUALITY
Allowance for loan losses as a % of total loans	1.25%	0.99%	26.3%	1.08%	15.7%
Nonperforming assets to total assets	1.17%	0.35%	234.3%	1.13%	3.5%
Annualized net YTD charge-offs to total loans	0.40%	0.09%	343.7%	0.61%	-34.1%

(1) Excluding net unrealized gain (loss) on securities available for sale.

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

BALANCE SHEET	December 31,	December 31,	%	September 30,	June 30,
	2008	2007	Change	2008	2008
Assets
Cash and cash equivalents	$24,786	$30,873	-19.7%	$28,853	$74,561
Securities available-for-sale	225,944	181,452	24.5%	222,478	211,093
Securities held-to-maturity	6,490	10,746	-39.6%	7,534	7,783
Total investment securities	232,434	192,198	20.9%	230,012	218,876
Total loans	608,955	569,506	6.9%	579,454	567,087
Allowance for loan losses	(7,586)	(5,612)	35.2%	(6,270)	(6,286)
Loans, net	601,369	563,894	6.6%	573,184	560,801
Premises and equipment	40,580	39,229	3.4%	40,349	40,375
Time deposits held in banks	9,023	-	100.0%	15,000	15,000
Goodwill and other intangibles	9,605	9,759	-1.6%	9,637	9,677
Other assets	19,018	18,103	5.1%	19,467	18,567
Total assets	$936,815	$854,056	9.7%	$916,502	$937,857

Liabilities and Stockholders' Equity
Non-interest bearing deposits	$199,899	$182,588	9.5%	$190,770	$182,220
Interest bearing deposits	566,805	550,929	2.9%	580,341	627,863
Total deposits	766,704	733,517	4.5%	771,111	810,083
Securities sold under agreements to repurchase and other short term borrowings	75,876	30,717	147.0%	54,041	37,163
Junior subordinated debentures	15,465	15,465	-	15,465	15,465
Other liabilities	5,726	5,888	-2.8%	5,381	5,373
Total liabilities	863,771	785,587	10.0%	845,998	868,084
Total shareholders' equity	73,044	68,469	6.7%	70,504	69,773
Total liabilities and shareholders' equity	$936,815	$854,056	9.7%	$916,502	$937,857

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

	Three Months Ended			Twelve Months Ended
INCOME STATEMENT	December 31,		%	December 31,		%
	2008	2007	Change	2008	2007	Change

Interest income	$13,699	$14,744	-7.1%	$55,473	$57,139	-2.9%
Interest expense	3,480	5,131	-32.2%	16,085	20,534	-21.7%
Net interest income	10,219	9,613	6.3%	39,388	36,605	7.6%
Provision for loan losses	2,000	525	281.0%	4,555	1,175	287.7%
Service charges on deposit accounts	2,571	2,636	-2.5%	10,265	9,881	3.9%
Other charges and fees	1,184	1,096	8.0%	4,863	4,378	11.1%
Total non-interest income	3,755	3,732	0.6%	15,128	14,259	6.1%
Salaries and employee benefits	5,179	5,231	-1.0%	20,951	19,947	5.0%
Occupancy expense	2,406	1,929	24.7%	8,687	6,877	26.3%
Other non-interest expense	3,767	3,409	10.5%	14,336	11,810	21.4%
Total non-interest expense	11,352	10,569	7.4%	43,974	38,634	13.8%
Income before income taxes	622	2,251	-72.4%	5,987	11,055	-45.8%
Provision for income taxes	(442)	357	-223.8%	450	2,279	-80.3%
Net income	$1,064	$1,894	-43.8%	$5,537	$8,776	-36.9%

Earnings per share, diluted	$0.16	$0.28	-42.9%	$0.83	$1.32	-37.1%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands except per share data)

INCOME STATEMENT	Fourth	Third	Second	First	Fourth
Quarterly Trends	Quarter	Quarter	Quarter	Quarter	Quarter
	2008	2008	2008	2008	2007
Interest income	$13,699	$13,635	$13,827	$14,312	$14,744
Interest expense	3,480	3,579	3,988	5,038	5,131
Net interest income	10,219	10,056	9,839	9,274	9,613
Provision for loan losses	2,000	500	855	1,200	525
Net interest income after provision for loan loss	8,219	9,556	8,984	8,074	9,088
Total non-interest income	3,755	3,981	3,805	3,587	3,732
Total non-interest expense	11,352	11,235	11,094	10,293	10,569
Income before income taxes	622	2,302	1,695	1,368	2,251
Income taxes	(442)	445	278	169	357
Net income	$1,064	$1,857	$1,417	$1,199	$1,894

Earnings per share, basic	$0.16	$0.28	$0.22	$0.18	$0.29
Earnings per share, diluted	$0.16	$0.28	$0.21	$0.18	$0.28
Book value per share	$11.04	$10.65	$10.54	$10.65	$10.41
Return on average equity	6.02%	10.29%	8.05%	6.90%	11.18%

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

	December 31,	December 31,	%	September 30,	June 30,
	2008	2007	Change	2008	2008
Composition of Loans
Commercial, financial, and agricultural	$210,058	$190,946	10.0%	$185,842	$184,930
Lease financing receivable	8,058	8,089	-0.4%	5,239	5,883
Real estate - mortgage	234,588	216,305	8.5%	226,321	220,556
Real estate - construction	65,327	65,448	-0.2%	69,570	65,985
Installment loans to individuals	89,901	87,775	2.4%	91,356	88,737
Other	1,023	942	8.6%	1,126	996

Total loans	$608,955	$569,505	6.9%	$579,454	$567,087

MIDSOUTH BANCORP, INC. and SUBSIDIARIES
Condensed Consolidated Financial Information (unaudited)
(in thousands)

	December 31,	December 31,	%	September 30,	June 30,
	2008	2007	Change	2008	2008
Asset Quality Data
Nonaccrual loans	$9,355	$1,602	484.0%	$8,112	$2,368
Loans past due 90 days and over	1,005	980	2.6%	1,189	563
Total nonperforming loans	10,360	2,582	301.2%	9,301	2,931
Other real estate owned	329	143	130.1%	643	143
Other foreclosed assets	306	280	9.3%	453	384
Total nonperforming assets	$10,995	$3,005	265.9%	$10,397	$3,458

Nonperforming assets to total assets	1.17%	0.35%	234.3%	1.13%	0.37%
Nonperforming assets to total loans + OREO + other foreclosed assets	1.80%	0.53%	239.6%	1.79%	0.61%
ALL to nonperforming loans	73.22%	186.76%	-60.8%	67.41%	214.47%
ALL to total loans	1.25%	0.99%	26.3%	1.08%	1.11%

Year-to-date charge-offs	$2,624	$626	319.2%	$1,872	$1,317
Year-to-date recoveries	192	86	123.3%	125	85
Year-to-date net charge-offs	$2,432	$540	350.4%	$1,747	$1,232
Annualized net YTD charge-offs to total loans	0.40%	0.09%	343.7%	0.61%	0.44%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Yield Analysis (unaudited)
(in thousands)

	Three Months Ended			Three Months Ended
	December 31, 2008			December 31, 2007

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$106,894	$1,199	4.49%	$83,295	$1,010	4.85%
Tax-exempt securities	119,713	1,618	5.41%	109,306	1,467	5.37%
Equity securities	4,306	31	2.88%	4,734	52	4.39%
Federal funds sold	4,722	13	1.08%	10,260	116	4.42%
Loans	595,765	11,222	7.49%	563,612	12,525	8.82%
Other interest earning assets	11,141	92	3.29%	259	3	4.60%
Total interest earning assets	842,541	14,175	6.69%	771,466	15,173	7.80%
Noninterest earning assets	80,518			78,706
Total assets	$923,059			$850,172

Interest bearing liabilities:
Deposits	$583,453	$2,885	1.97%	$543,436	$4,392	3.21%
Repurchase agreements and federal
funds purchased	35,324	235	2.60%	22,951	228	3.89%
Short term borrowings	19,295	60	1.22%	13,411	158	4.61%
Junior subordinated debentures	15,465	300	7.59%	15,465	353	8.93%
Total interest bearing liabilities	653,537	3,480	2.12%	595,263	5,131	3.42%
Noninterest bearing liabilities	199,248			187,690
Shareholders' equity	70,274			67,219
Total liabilities and shareholders' equity	$923,059			$850,172

Net interest income (TE) and margin		$10,695	5.05%		$10,042	5.16%

Net interest spread			4.57%			4.38%

MIDSOUTH BANCORP, INC. AND SUBSIDIARIES
Yield Analysis (unaudited)
(in thousands)

	Twelve Months Ended			Twelve Months Ended
	December 31, 2008			December 31, 2007

		Tax			Tax
	Average	Equivalent	Yield/	Average	Equivalent	Yield/
	Balance	Interest	Rate	Balance	Interest	Rate

Taxable securities	$97,363	$4,381	4.50%	$85,999	$4,089	4.75%
Tax-exempt securities	112,801	6,100	5.41%	110,256	5,846	5.30%
Equity securities	4,172	136	3.26%	3,533	156	4.42%
Federal Funds Sold	29,406	669	2.24%	15,554	788	4.98%
Loans	575,355	45,532	7.91%	535,726	47,965	8.95%
Other interest earning assets	15,892	447	2.81%	118	7	5.93%
Total interest earning assets	834,989	57,265	6.86%	751,186	58,851	7.83%
Noninterest earning assets	82,898			74,248
Total assets	$917,887			$825,434

Interest bearing liabilities:
Deposits	$599,803	$13,910	2.32%	$541,221	$18,106	3.35%
Repurchase agreements and federal
funds purchased	33,506	822	2.41%	11,537	484	4.14%
Short term borrowings	7,436	134	1.80%	10,652	547	5.14%
Junior subordinated debentures	15,465	1,219	7.75%	15,465	1,397	8.91%
Total interest bearing liabilities	656,210	16,085	2.45%	578,875	20,534	3.55%
Noninterest bearing liabilities	190,579			183,091
Shareholders' equity	71,098			63,468
Total liabilities and shareholders' equity	$917,887			$825,434

Net interest income (TE) and margin		$41,180	4.93%		$38,317	5.10%

Net interest spread			4.41%			4.28%